EXHIBIT 12.1
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 STATEMENT REGARDING THE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                          NINE
                         MONTHS                      YEARS ENDED
                          ENDED                      DECEMBER 31,
                        SEPTEMBER  ------------------------------------------------
                         30, 1999     1998     1997      1996      1995      1994
                        ---------  ------------------------------------------------
                                         (dollars in thousands)
EARNINGS:
 Earnings before taxes.. $374,369  $371,454  $323,649  $305,856  $370,075  $324,060
 Loss (income) from
  equity investees......  (13,721)   (8,887)   (4,916)    7,627     7,157     2,115
                         ----------------------------------------------------------
 Earnings before taxes
  and earnings from
  equity investees......  360,648   362,567   318,733   313,483   377,232   326,175
 Add: Total fixed
  charges (per below)...   23,925    34,017    33,883    45,152    23,926    34,941
    Distributed
     income of equity
     investees..........    5,052     4,127     2,586       323       ---       ---
                         ----------------------------------------------------------
  Total earnings........ $389,625  $400,711  $355,202  $358,958  $401,158  $361,116
                         ==========================================================
FIXED CHARGES:
 Interest expenses
  and capitalized....... $  9,706  $ 19,493  $ 21,692  $ 27,401  $  6,060  $ 18,892
 Estimate of interest
  within rental
  expense...............   14,219    14,524    12,191    17,751    17,866    16,049
                         ----------------------------------------------------------
  Total fixed
   charges.............. $ 23,925  $ 34,017  $ 33,883  $ 45,152  $ 23,926  $ 34,941
                         ==========================================================
Ratio of earnings to
 fixed charges(FN1).....    16.29     11.78     10.48      7.95     16.77     10.34
                         ==========================================================
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
(1)  The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings before income taxes and earnings from equity investees, plus fixed charges and the distributed income from equity investees. Fixed charges include interest costs and the estimated interest component of rent expense (one-third of rent expense under operating leases).
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